Exhibit 99.07 - Marketing Agreeement


                          Marketing Service Agreement

This Marketing Service Agreement (the "Agreement") is entered this 21st day of March, 2003 by and between Millennium Management LTD ("Consultant") and Ohana Enterprises Inc. (OTCBB:) ("Ohana") a Delaware Corporation.

Recitals

A. The Client desires to be assured of the association and services of Consultant in order to avail itself of Consultant's experience, skills, knowledge and background to facilitate strategic planning, corporate imaging and to assist the Client in business and/or marketing matters and is therefore willing to engage Consultants upon the terms and conditions set forth herein.

B. Consultant agrees to be engaged and retained by the Client and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement. Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become a consultant to Client and to render such advice, consultation, information and services to the Directors and/or Officers of the Client regarding general business matters including but not limited to:

A.      Introduce Client to Marketing, Business, and HR Professionals

B.      Strategic planning and corporate development

C. Periodic reporting as to developments concerning the general financial markets and public securities markets and industry which may be relevant or of interest or concern to the client or the client's business

It shall be expressly understood that Consultant shall have no power to bind Client to any contract or obligation or to transact any business in Client's name or on behalf of Client in any manner.

2.  Term.       The term ("Term") of this agreement shall commence on the date hereof and continue for six (6) months. The Agreement may extend upon agreement by both parties, unless or until the Agreement is terminated. Either party may cancel this Agreement upon five (5) days written notice in the event either party violates any material provisions of this Agreement and fails to cure such violations within five (5) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation. This agreement becomes effective upon the delivering of initial share to Consultant.

3.      Compensation and Fees.    As consideration for Consultant entering into
this Agreement, Client and Consultant shall agree to the following:

A. The Engagement Fee ("Engagement Fee") may be satisfied by issuing certificates representing an aggregate of 200,000 share of Ohana Enterprises common stock (the "Shares") in lieu of cash compensation. Said shares shall have piggy-back registration rights. The shares, when issued to Consultant, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens, encumbrances and cannot be cancelled.

4.      Exclusivity; Performance; Confidentiality.    The service of Consultant
hereunder shall not be exclusive, and Consultant and its agents may perform similar services for other persons or entities whether or not they are competitors of Client. Consult shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless such information is otherwise known to the public generally or is otherwise secret and confidential.

5.  Independent Contractor.    In its performance hereunder, Consultant and its
agents shall be an independent contractor. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultant and that shall not be subject to the control or supervision of client, except as to the results of the work. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific manner. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

6.      Miscellaneous.    No waiver of any of the provisions of this Agreement
shall be deemed or shall constitute a waiver of any provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or negotiations. There are no third party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.



Ohana Enterprises, Inc.:

           /s/ Catherine Thompson
Signature: -----------------------------
Print with title: Catherine Thompson
                  CFO
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Millennium Pacific Management LTD:


         /s/ Alan Jacjobs
Signature------------------------

Print with title: President
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